Exhibit 99.1

Hill International, Inc.	The Equity Group Inc.
John P. Paolin	Devin Sullivan
Vice President of Marketing and Corporate Communications	Senior Vice President
(856) 810-6210	(212) 836-9608
johnpaolin@hillintl.com	dsullivan@equityny.com

FOR IMMEDIATE RELEASE

Hill International Acquires Majority

Stake in Gerens Management Group

Marlton, NJ and Madrid, Spain – February 19, 2008 – Hill International (Nasdaq:HINT), the global leader in managing construction risk, announced today that it has acquired 60% of the outstanding capital stock of Gerens Management Group, S.A., a Spanish-headquartered firm that provides project management services on major construction projects throughout Spain as well as in Western Europe and Latin America. Terms of the transaction were not disclosed.

Gerens is headquartered in Madrid and has additional offices in Barcelona and Cancun, Mexico. The company has managed the construction of major projects in various sectors, including residential, commercial, healthcare, retail and leisure, infrastructure, and hotels and resorts. Some of Gerens’ largest projects include the Ciudad Real Airport, the Caja Madrid headquarters building (the tallest skyscraper in Spain), the Endesa headquarters building, the Parque Norte Business Center, the five-star Hotel Villa Magna in Madrid, the new Toledo Hospital, the new Puerta de Hierro Hospital, the ESADE Business School campus extension in Barcelona, and the 300 Has Mayakobá Resort in Mexico's Rivera Maya.

Hill co-founded Gerens in 1998 but divested its minority stake in the company in 2000. Gerens, which has about 250 employees, plans to immediately change its name back to its original name of Gerens Hill International, S.A.

In 2007, Gerens achieved unaudited total revenues of approximately €21.0 million ($30.6 million). The remaining minority stockholders of Gerens, who own 40% of the company, consist of Gerens’ Managing Director as well as a group of leading Spanish savings banks.

“We are very excited about bringing Gerens back into the Hill organization,” said Irvin E. Richter, Hill’s Chairman and Chief Executive Officer. “Their management team has built one of the leading project management firms in Europe in less than a decade and we look forward to helping them continue their success,” Richter added.

“Gerens’ management and the Spanish stakeholding banks feel excited about this agreement with Hill International which is to produce a win-win situation, as Gerens will become part of one of the most well-regarded firms worldwide in the construction consultancy area while Hill will benefit from Gerens experience and privileged access to new and important business areas both in Europe and Latin America,” said José Manuel Albaladejo Gonzalez, Managing Director and co-founder of Gerens. In addition to maintaining his current position with Gerens, Albaladejo has also been named a Senior Vice President with Hill.

In connection with this transaction, Gerens was advised by financial advisor GBS Finanzas and the law firm of Garrigues, S.L. Hill was advised by financial advisor PricewaterhouseCoopers S.L. and the law firm of Clifford Chance, S.L.

Gerens Management Group brings together extensive knowledge of the Spanish market and worldwide experience in the management and control of complex design and construction processes offering their clients best practices in project management and independent technical consultancy services. For more information on Gerens, please visit their website at www.gerens.com.

Hill International, together with Gerens, has 1,800 employees in 70 offices providing program management, project management, construction management, and construction claims services worldwide. Engineering News-Record magazine recently ranked Hill as the 10th largest construction management firm in the United States. For more information on Hill, please visit our website at www.hillintl.com.

This press release includes certain statements that fall within the definition of “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties, overall economic and market conditions, competitors’ and clients’ actions, and other conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in Hill’s filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks. Any prediction by Hill is only a statement of management’s belief at the time the prediction is made. There can be no assurance that any prediction once made will continue thereafter to reflect management’s belief, and Hill does not undertake to update publicly its predictions, whether as a result of new information, future events or otherwise. All currency conversions shown above were made using the exchange rate in effect as of the date of this press release.

(HINT-G)

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